University General Health System Announces Closing of UGH - Dallas Hospital

Company Aims to Consolidate Hospital Operations Around Its Houston Flagship Facility

HOUSTON, TX -- (Marketwired - December 23, 2014) - University General Health System, Inc. (OTCQB: UGHS) ("University General") ("the Company"), a diversified, integrated multi-specialty health care delivery system, today announced the closing of its University General Hospital - Dallas (Dufek Massif Hospital Corporation).

As previously reported, the Company has invested almost $20 million in South Dallas during the past two years to revive this hospital as a profitable provider of acute care medical services within the community, to no avail. The Company has been working with lenders, creditors and capital sources for months to secure an agreement that would avoid the closure of UGH - Dallas. None of these negotiations have been successful, and funding has not been readily available. In an effort to maintain the continued success of its flagship Houston hospital, University General Health System, Inc. was reluctantly forced to close the Dallas facility on Friday, December 19, 2014. The Company continues to work with lenders on an orderly closing process, including the payment of UGH-Dallas' payroll obligations.

"In December 2012, University General Health System purchased South Hampton Hospital in Dallas, renamed the facility UGH - Dallas, and immediately began investing the necessary capital to recreate a hospital that the community could be proud of," stated Hassan Chahadeh, M.D., the Company's Chairman and Chief Executive Officer, in a previous press release. "This decision is one of the most difficult and challenging in the Company's history, and one that we were not anticipating, but we were left with no other options."

"We expect to proceed with the sale of UGH-Dallas, as interest has been very high since our previous announcement of the proposed sale," continued Dr. Chahadeh. "We also believe the Dallas closing will advance the Company's overall restructuring efforts by consolidating our future business operations around Houston's University General Hospital as our flagship facility. Ultimately, the pending sale of our Senior Living Segment, combined with the disposition of UGH-Dallas, should allow the Company to eliminate almost $60 million in debt."

About University General Health System, Inc.

University General Health System, Inc. ("University General") is a diversified, integrated multi-specialty health care provider that delivers concierge physician and patient-oriented services by providing timely, innovative health solutions that are uniquely competitive, efficient, and adaptive in today's health care delivery environment. The Company currently operates one acute care hospital, three ambulatory surgical centers, a number of diagnostic imaging, physical therapy and sleep clinics, and a hyperbaric wound care center, in the Houston area. Also, University General owns three senior living facilities, manages six senior living facilities, and owns a Support Services company that provides revenue cycle and concierge facilities management services.

The Company is headquartered in Houston, Texas, and its common stock trades on the OTCQB under the symbol "UGHS".

Forward-Looking Statements

The information in this news release may include certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements related to the future financial performance of University General Health System, Inc. (UGHS). Although UGHS believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful execution of growth strategies, product development and acceptance, the impact of competitive services and pricing, general economic conditions, and other risks and uncertainties described in UGHS's periodic filings with the Securities and Exchange Commission.

For additional information, please contact:

Don Sapaugh
President
University General Health System, Inc.
(713) 375-7557
dsapaugh@ughs.net

or

R. Jerry Falkner, CFA
RJ Falkner & Company, Inc.
Investor Relations Counsel
(800) 377-9893
info@rjfalkner.com